ALTI GLOBAL, INC. CERTIFICATE OF DESIGNATIONS OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), AlTi Global, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, does hereby certify: That, Article Fourth of the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) provides that the total number of shares of stock which the Corporation shall have the authority to issue shall include ten million (10,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and that Article Fourth Section B of the Certificate of Incorporation authorizes the Board of Directors of the Corporation (the “Board”), by resolution thereof, to provide from time to time out of the unissued shares of Preferred Stock, one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of such series. That, pursuant to the authority conferred on the Board by the Certificate of Incorporation, the Board duly adopted the following resolution, effective February 19, 2024, designating a new series of Preferred Stock titled “Series A Cumulative Convertible Preferred Stock”: RESOLVED, that pursuant to authority expressly granted to and vested in the Board and pursuant to the provisions of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, the Board hereby authorizes and creates a series of preferred stock, herein designated as the Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, which shall consist of seven hundred and ninety-five thousand, nine hundred and forty-six and eighty-five one-hundredths (795,946.85) of the ten million (10,000,000) shares of preferred stock which the Corporation now has authority to issue, and the Board hereby fixes the powers and preferences and the relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of the Series A Cumulative Convertible Preferred Stock as follows: Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings: “Additional Shares” has the meaning set forth in Section 8(b). “Affiliate” means, as to any Person, any other Person that, directly or, through one or more intermediaries, is controlling, controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with its correlative meanings,

-2- “controlling,” “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of, management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For clarity, the Corporation and its Subsidiaries shall not be deemed to be Affiliates of a Holder or any of its Affiliates. “Appraisal Procedure” means procedure whereby two independent appraisers, one chosen by the Corporation and one by the Holder (or if there is more than one Holder, a majority in interest of Holders), shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Corporation and the Holder; otherwise, the average of all three determinations shall be binding and conclusive on the Corporation and the Holder. The costs of conducting any Appraisal Procedure shall be borne by the Holder requesting such Appraisal Procedure. “Beneficial Ownership,” “Beneficially Own” and similar terms mean “beneficial owner” as determined within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor provision thereto; provided, however, that for purposes of determining beneficial ownership pursuant to the Ownership Cap (as defined below), shares of Class A Common Stock into which shares of any class or series of Preferred Stock may be convertible, irrespective of any condition to such conversion set forth in the preferred stock designations that may be in effect, if any, shall be deemed beneficially owned by the holder of such share of Preferred Stock. “Board” has the meaning set forth in the Preamble hereof. “Business Day” means any day on which the Class A Common Stock may trade on a Trading Market, or, if not admitted for trading, any day other than a Saturday, Sunday or any day that shall be a legal holiday or a day on which banking institutions in New York City are authorized or required by applicable law or other governmental action to close. “Bylaws” means the Amended and Restated Bylaws of the Corporation, effective April 19, 2023, as amended. “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital or capital

-3- stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, limited partnership, limited liability company or other equity interests of such Person. “Certificate of Designations” means this Certificate of Designations of Series A Cumulative Convertible Preferred Stock. “Certificate of Incorporation” has the meaning set forth in the Preamble hereof. “Change of Control” means the occurrence of an event specified in clause (a) or (b) of the definition of Fundamental Change (after giving effect to the proviso applicable to clause (b)(ii) of the definition thereof but not giving effect to the proviso immediately following clause (d) of the definition thereof). “Change of Control Consideration” has the meaning set forth in Section 11(b). “Change of Control Effective Date” has the meaning set forth in Section 11(a). “Change of Control Notice” has the meaning set forth in Section 11(b). “Charter Amendment” means an amendment to the Corporation’s Certificate of Incorporation, to authorize and designate a new class of non-voting common stock titled “Class C Non-Voting Common Stock,” to be proposed to be adopted by the stockholders of the Corporation after the Original Issue Date. “Class A Common Stock” means the Corporation’s Class A Common Stock, par value $0.0001 per share. “Class B Common Stock” means the Corporation’s Class B Common Stock, par value $0.0001 per share. “Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the last reported trade price per share of Class A Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 p.m. (New York City time)); (b) if the Class A Common Stock is not then listed or quoted on a Trading Market and if prices for the Class A Common Stock are then reported in the “OTC Markets Pink Sheets” published by OTC Markets (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported; or (c) in all other cases, the Fair Market Value of a share of Class A Common Stock as reasonably determined in good faith by the Corporation’s Board. “Code” has the meaning set forth in Section 12(e). “Conversion Date” has the meaning set forth in Section 7(b). “Conversion Price” means $8.70, as such price may be adjusted pursuant to the provisions of Section 8.

-4- “Corporation” has the meaning set forth in the Preamble hereof. “Corporation Conversion Notice” has the meaning set forth in Section 7(c). “Corporation Conversion Period” has the meaning set forth in Section 7(c). “Corporation Conversion Right” has the meaning set forth in Section 7(c). “Declared Dividends” has the meaning set forth in Section 4(a). “DGCL” has the meaning set forth in the Preamble hereof. “Dividend Payment Date” means June 30 and December 31 of each year (except that if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day). “Dividend Rate” has the meaning set forth in Section 4(a). “DTC” has the meaning set forth in Section 7(b). “Event Effective Date” has the meaning set forth in Section 8(b)(ii)(A). “Excess Conversion Shares” has the meaning set forth in Section 7(c)(ii)(A). “Excess Dividend Shares” has the meaning set forth in Section 4(d)(ii)(A). “Exchange Act” means the Securities Exchange Act of 1934, as amended. “Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Class A Common Stock, the first date on which shares of Class A Common Stock trade on the applicable Trading Market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). “Expiration Date” has the meaning set forth in Section 8(a)(iv). “Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined by the Board, acting in good faith. If the Holder does not accept the Board’s calculation of fair market value and the Holder and the Corporation are unable to agree on fair market value, the Appraisal Procedure shall be used to determine Fair Market Value. “Fundamental Change” shall be deemed to have occurred when any of the following has occurred: (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its wholly-owned Subsidiaries and the employee benefit plans of the Corporation and its wholly-owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or

-5- indirect Beneficial Owner of the Common Stock representing more than 50% of the voting power of the Common Stock; (b) the consummation of (i) any recapitalization, reorganization, reclassification or change of all of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which all of the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation or similar transaction pursuant to which all of the Common Stock will be converted into cash, securities or other assets; or (iii) any sale, lease, conveyance or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s wholly-owned Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b); (c) the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or (d) the Class A Common Stock (or other common stock underlying the Series A Preferred Stock) ceases to be listed or quoted on National Securities Exchange; provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Corporation, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any National Securities Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights. If any transaction occurs in which the Class A Common Stock is replaced by the securities of another entity, following completion of any related Make-Whole Fundamental Change Period (or, in the case of a transaction that would have been a Fundamental Change or a Make-Whole Fundamental Change but for the proviso immediately following clause (d) of this definition, following the effective date of such transaction) references to the Corporation in this definition shall instead be references to such other entity. “Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Corporation as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, that, to the fullest extent permitted by law, no Person that has received by transfer shares of Series A Preferred Stock in violation of this Certificate of Designations or any other agreement to which the Corporation is a party and by which the Holder is bound,

-6- including but not limited to the Investor Rights Agreement, shall be a Holder, and the Corporation shall not recognize any such Person as a Holder, and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares. “Investor Rights Agreement” means the Investor Rights Agreement dated as of July 31, 2024 by and between the Corporation and Allianz Strategic Investments S.à.r.l., as it may be amended or modified from time to time. “IRS” means the United States Internal Revenue Service. “Junior Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, ranks junior to the Series A Preferred Stock, including but not limited to Class A Common Stock, Class B Common Stock, Non-Voting Class C Common Stock and any other class or series of Capital Stock issued by the Corporation or any Subsidiary of the Corporation as of the Original Issue Date. “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that a Change of Control, consolidation, merger or share exchange which does not involve a substantial distribution by the Corporation of cash or other property to the holders of Class A Common Stock shall not be deemed a Liquidation. “Liquidation Preference” has the meaning set forth in Section 6. “Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change, after giving effect to any exceptions to or exclusions from the definition thereof, but without regard to the proviso in clause (b) of the definition thereof. “Make-Whole Fundamental Change Period” has the meaning set forth in Section 8(b). “Majority of the Series A Preferred Stock” means more than fifty (50%) percent of the then-outstanding shares of the Series A Preferred Stock. “Nasdaq” means the Nasdaq Stock Market LLC. “National Securities Exchange” means “National Securities Exchange” means the New York Stock Exchange, the Nasdaq or another U.S. national securities exchange registered with the U.S. Securities and Exchange Commission or other internationally recognized stock exchange in Canada, the United Kingdom or the European Union. “Non-Voting Class C Common Stock” means, once authorized and issued in accordance with the Charter Amendment, the Corporation’s Class C Non-Voting Common Stock, par value $0.0001 per share. “Notice of Conversion” has the meaning set forth in Section 7(b).

-7- “Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock is issued. “Ownership Cap” means, with respect to any Holder, together with its Affiliates and any other Persons whose Beneficial Ownership of Class A Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, including Rule 13d-5, Beneficial Ownership equal to 24.9% of the issued and outstanding shares of Class A Common Stock plus Class B Common Stock (calculated as (i) the voting power of all securities issued or potentially issuable (ii) divided by the pre-transaction issued and outstanding shares of Class A Common Stock plus Class B Common Stock) as of the end of the Trading Day immediately preceding the Conversion Date or Dividend Payment Date, as applicable, in each case as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar transactions; provided that the Ownership Cap may be waived without the further approval of stockholders of the Corporation if (i) the Board expressly authorizes such waiver and (ii) the Holder provides its written consent to the Corporation in respect of such waiver; provided, further, that such waiver shall only become effective once any required consents of customers of the Corporation and its Subsidiaries pursuant to the Investment Advisers Act of 1940 are obtained. “Parity Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, ranks on a parity basis with the Series A Preferred Stock, including the Series C Preferred Stock. “Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency. “Preferred Stock” has the meaning set forth in the Preamble hereof. “Redemption Date” has the meaning set forth in Section 9(c)(i). “Redemption Notice” has the meaning set forth in Section 9(b). “Redemption Price” has the meaning set forth in Section 9(a). “Redemption Restriction Period” has the meaning set forth in Section 9(a). “Reorganization Event” has the meaning set forth in Section 8(a)(v). “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. “Senior Securities” means Capital Stock of the Corporation that, with respect to dividends and distributions upon Liquidation, rank senior to the Series A Preferred Stock. “Series A Preferred Stock” shall have the meaning set forth in Section 2. “Series C Preferred Stock” means the series of preferred stock created and designated as the Corporation’s Series C Participating Convertible Preferred Stock.

-8- “Spin-Off” has the meaning set forth in Section 8(a)(iii). “Stated Value” is an amount equal to one thousand dollars ($1,000) per share of Series A Preferred Stock. “Stock Price” has the meaning set forth in Section 8(b)(ii)(B). “Subsidiary” means any corporation at least fifty (50%) percent of whose outstanding voting stock or equity shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries. “Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 8(a)(iv). “Trading Day” means a day on which the Class A Common Stock is traded on a Trading Market. “Trading Market” means the principal U.S. national securities exchange (as defined in the Exchange Act) on which the Class A Common Stock is then listed or quoted for trading on the date in question, including, without limitation, Nasdaq, NYSE/Euronext, BATS, or if such Class A Common Stock is not listed or quoted on any of the foregoing, then the OTCBB, OTCQB or such other over the counter market in which such Class A Common Stock is principally traded. “Valuation Period” has the meaning set forth in Section 8(a)(iii). “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Class A Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Class A Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:00 p.m. New York City time); (b) if the Class A Common Stock is not then listed or quoted on a Trading Market and if prices for the Class A Common Stock are then reported in the “OTC Markets Pink Sheets” published by OTC Markets (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Class A Common Stock so reported; or (c) in all other cases, the Fair Market Value of a share of Class A Common Stock as reasonably determined in good faith by the Corporation’s Board. “Warrants” means the warrants issued on the Original Issue Date to one or more Holders. Section 2. Designation and Number of Shares. The series of non-voting preferred stock created hereby shall be designated as the Corporation’s Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”) and the number of authorized shares so designated and constituting the Series A Preferred Stock shall be seven hundred and ninety-five thousand, nine hundred and forty-six and eighty-five one-hundredths (795,946.85) shares, which number may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board.

-9- Section 3. Ranking. The Series A Preferred Stock will rank, with respect to dividends and distributions upon Liquidation: (a) on a parity basis with all Parity Securities; (b) junior to all Senior Securities and (c) senior to all Junior Securities. Section 4. Dividends. (a) Dividends. The Holders shall be entitled to receive and the Corporation shall pay, if, as and when authorized and declared by the Board out of assets or funds of the Corporation legally available therefor, (i) at any time prior to the fifth anniversary of the Original Issue Date, (A) cumulative dividends (“Declared Dividends”), which shall accrue from day to day from and after the Original Issue Date (provided, that in the event any shares of Series A Preferred Stock are issued at a different date, the Declared Dividends shall accrue from day to day from and after such later issuance date), whether or not declared and whether or not there are funds legally available for the payment of dividends, at the rate per share of Series A Preferred Stock (as a percentage of the Stated Value) that is nine and seventy-five hundredths percent (9.75%) per annum (as adjusted pursuant to Section 4(c) below) (the “Dividend Rate”), payable semi-annually in arrears on the applicable Dividend Payment Date, and inclusive of dividends previously accrued but unpaid in shares of Series A Preferred Stock through any date of determination, including without limitation any Redemption Date, Conversion Date, date of Liquidation or date of Change of Control and (B) dividends on the Class A Common Stock, payable on each share of Series A Preferred Stock as if all shares of such Series A Preferred Stock held by the Holder had been converted into Class A Common Stock in respect of the largest number of whole shares of Class A Common Stock into which all shares of Series A Preferred Stock (including Declared Dividends) held of record by such Holder is convertible pursuant to Section 7 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution and (ii) at any time from and after the fifth anniversary of the Original Issue Date, the greater of (A) Declared Dividends at the Dividend Rate, payable semi- annually in arrears on the applicable Dividend Payment Date, and inclusive of dividends previously accrued and payable in shares of Series A Preferred Stock and (B) dividends on the Class A Common Stock, payable on each share of Series A Preferred Stock as if all shares of such Series A Preferred Stock held by the Holder had been converted into Class A Common Stock in respect of the largest number of whole shares of Class A Common Stock into which all shares of Series A Preferred Stock (including Declared Dividends) held of record by such Holder is convertible pursuant to Section 7 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution. Declared Dividends will be payable to Holders of record as they appear in the shareholder records of the Corporation as of the end of the Trading Day immediately preceding the applicable record date designated by the Board for the payment of Declared Dividends, which such date shall be not more than thirty (30) or fewer than ten (10) days prior to the applicable Dividend Payment Date. (b) Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, unless full accrued dividends on all outstanding shares of Series A Preferred Stock through and including the most recent Declared Dividends have been issued in the form set forth in Section 4(d), no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any Junior Securities, other than a dividend payable solely in stock

-10- that ranks junior to the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. (c) Dividend Rate Adjustments. For so long as the Class A Common Stock is traded on a Trading Market, the Dividend Rate shall adjust annually as follows, based on the arithmetic average of the VWAPs for each of the Trading Days in the period commencing on the first Trading Day of the Corporation’s fiscal fourth quarter for the most recently completed fiscal year immediately preceding the Dividend Payment Date and ending on the last Trading Day of such fiscal quarter; provided, that in no event shall the Dividend Rate exceed nine and seventy- five hundredths percent (9.75%) per annum. If the Class A Common Stock is not traded on a Trading Market, the Dividend Rate shall be nine and seventy-five hundredths percent (9.75%) per annum: Fiscal Fourth Quarter Average VWAP Adjusted Dividend Rate < $12.50 per share of Class A Common Stock 9.75% ≥ $12.50 < $15.00 per share of Class A Common Stock 9.0% ≥ $15.00 < $17.50 per share of Class A Common Stock 8.0% ≥ $17.50 < $22.50 per share of Class A Common Stock 7.0% ≥ $22.50 < $27.50 per share of Class A Common Stock 6.0% ≥ $27.50 per share of Class A Common Stock 5.0% (d) Form of Dividends. The Corporation shall pay (x) fifty percent (50%) of Declared Dividends in additional shares of Series A Preferred Stock, and the number of such additional shares of Series A Preferred Stock to be issued shall be equal to the quotient of (A) the dollar amount equal to fifty percent (50%) of the Declared Dividend being paid, divided by (B) the Stated Value per share and (y) subject to Section 4(f), fifty percent (50%) of Declared Dividends in shares of Class A Common Stock, and the number of such shares of Class A Common Stock to be issued shall be equal to the quotient of (I) the dollar amount equal to fifty percent (50%) of the Declared Dividend being paid, divided by (II) the arithmetic average of the VWAPs for each of the Trading Days in the period commencing thirty (30) Trading Days immediately preceding the Dividend Payment Date. (e) Dividend Calculations. Dividends on the Series A Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue as specified in Section 4(a), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other fund of the Corporation legally available for the payment of dividends.

-11- (f) Beneficial Ownership Limitation. Notwithstanding anything in this Certificate of Designations to the contrary, no Holder shall have the right to acquire or be issued shares of Class A Common Stock, whether pursuant to a purchase, dividend, conversion, issuance or otherwise, and the Corporation shall not effect any dividend of the Series A Preferred Stock or otherwise issue shares of Class A Common Stock to a Holder, in each case to the extent that after giving effect to such purchase, dividend, conversion or issuance, the Beneficial Ownership of the Holder (together with the Holder’s Affiliates and any other Persons whose Beneficial Ownership of Class A Common Stock would be aggregated with the Holder’s Beneficial Ownership for purposes of Section 13(d) of the Exchange Act) would exceed the Ownership Cap. In the event payment of Declared Dividends in Class A Common Stock pursuant to Section 4(d)(y) above would cause a Holder’s Beneficial Ownership to exceed the Ownership Cap, then: (i) first, the Corporation shall issue to the Holder, pursuant to Section 4(d)(y), a number of shares of Class A Common Stock, rounded up to the nearest whole number, that would cause such Holder’s Beneficial Ownership to equal, but not exceed, the Ownership Cap; and (ii) second, the Corporation shall issue to the Holder shares of Non-Voting Class C Common Stock in an amount equal to (x) the number of shares of Class A Common Stock to be issued pursuant to Section 4(d)(y) (but for the operation of the Ownership Cap) less the number of shares of Class A Common Stock actually issued pursuant to Section 4(f)(i) (the “Excess Dividend Shares”). To the extent that the limitation contained in this Section 4(f) applies, the determination of whether payment of Declared Dividends would cause a Holder’s Beneficial Ownership to exceed the Ownership Cap and the number of shares of Class A Common Stock, if any, that may be issued pursuant to this Section 4(f) (taking into account (i) the rules and regulations of Nasdaq and (ii) other securities owned by such Holder, its Affiliates and any other Persons whose Beneficial Ownership of Class A Common Stock would be aggregated with the Holder’s Beneficial Ownership for purposes of Section 13(d), as applicable) shall be calculated by the Corporation and such calculation shall be shared with the Holder; provided, that the Corporation shall be permitted to rely on all information provided by the Holder, and the Corporation shall have no obligation to verify or confirm the accuracy of such information. In addition, group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Section 5. Voting Rights. (a) Except as required by applicable law or as expressly set forth in this Section 5, the Holders shall not have voting rights with respect to the Series A Preferred Stock and shall not be entitled to vote on any matters presented to stockholders of the Corporation. (b) In addition to any vote required by applicable law, the consent of Holders owning at least a Majority of the Series A Preferred Stock, voting separately as a single class with one (1) vote per share of Series A Preferred Stock, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Holders called for such purpose, shall be necessary to:

-12- (i) authorize, create or issue, or increase the number of authorized or issued shares of, or reclassify any security into, any Parity Securities or Senior Securities; or (ii) amend, alter or repeal any provision of this Certificate of Designations, the Certificate of Incorporation, or the Bylaws in a manner adverse to the rights, preferences or privileges of the Series A Preferred Stock. Section 6. Liquidation. In the event of any Liquidation, after payment or provision for payment by the Corporation of the debts and other liabilities of the Corporation, each Holder shall be entitled to receive, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Securities and pari passu with any Parity Securities then outstanding, an amount in cash for each share of then outstanding Series A Preferred Stock held by such Holder equal to the greater of (a) the Stated Value per share plus accrued and unpaid dividends, whether or not declared (the “Liquidation Preference”), and (b) the amount the Holder would have received if the Holder had converted all outstanding shares of the Series A Preferred Stock into Class A Common Stock in accordance with the provisions of Section 7(b) hereof, in each case as of the Business Day immediately preceding the date of such Liquidation, before any distribution shall be made to the holders of any Junior Securities upon or in connection with the Liquidation of the Corporation. In case the assets of the Corporation available for payment to the Holders are insufficient to pay the full outstanding shares of Series A Preferred Stock in the amounts to which the Holders of such shares are entitled pursuant to this Section 6, then the amounts distributed to the Holders of Series A Preferred Stock and to the holders of all Parity Securities shall be distributed ratably among the Holders of the Series A Preferred Stock and the holders of all Parity Securities, based upon the aggregate amount due on such shares upon Liquidation. Section 7. Conversion (a) Reserved.1 (b) Conversions at Option of Holder. At any time following the second (2nd) anniversary of the Original Issue Date, each share of Series A Preferred Stock still outstanding shall be convertible at the election of the Holder thereof, and without the payment of additional consideration by the Holder thereof, into a number of shares of Class A Common Stock of the Corporation equal to the quotient of (i) the Stated Value of the shares of Series A Preferred Stock to be converted, divided by (ii) the Conversion Price. A Holder shall effect a conversion by providing the Corporation (whether via electronic mail or otherwise) a written conversion notice in the form attached hereto as Annex A (a “Notice of Conversion”) executed by the Holder. Any Notice of Conversion delivered by mail shall be conclusively presumed to have been duly given, whether or not the Corporation receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Corporation shall not affect the validity of the proceedings for the conversion of any other shares of Series A Preferred Stock. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the 1 Note to S&C: To confirm this section can be omitted as the time period to request a 20% Optional Conversion has expired.

-13- number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, and the date on which such conversion is to be effected (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be three (3) Trading Days immediately following the date that such Notice of Conversion is received by the Corporation. Upon delivery to a Holder of (x) a certificate evidencing the number of shares of Class A Common Stock set forth in the Notice of Conversion, (y) evidence of such conversion in book entry form through electronic delivery to the Holder’s account at the Depository Trust Company (“DTC”) or a similar organization or (z) a book entry credit on the direct registration system of the Corporation’s transfer agent, in each case where the legends set forth in Section 12(a)(i) below are affixed or recorded in any such book entry, except to the extent such shares of Class A Common Stock may be issued free of restrictive legends pursuant to Section 12(a)(ii) below, the Holder’s Series A Preferred Stock shall be automatically cancelled and shall thereafter cease to represent any entitlement or equity interest in the Corporation. (c) Mandatory Conversion by the Corporation. At any time (i) following the third (3rd) anniversary of the Original Issue Date, and (ii) to the extent the VWAP is at least equal to one hundred seventy-five percent (175%) of the Conversion Price (as such Conversion Price may be adjusted pursuant to the provisions of Section 8) on each of at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days commencing following the third (3rd) anniversary of the Original Issue Date, the Corporation shall have the right, without the consent of or any action by or on behalf of any Holder, and solely without the payment of additional consideration by the Holder thereof, to cause all or any portion of the Holder’s then-outstanding shares of Series A Preferred Stock, to be converted into the number of shares of Class A Common Stock equal to the quotient of (i) the Stated Value of the shares of Series A Preferred Stock to be converted, divided by (ii) the Conversion Price (the “Corporation Conversion Right”). In the event the Corporation elects to exercise the Corporation Conversion Right, the Corporation shall provide each subject Holder of the then-outstanding Series A Preferred Stock with written notice of its intention to cause the conversion of the Series A Preferred Stock, within thirty (30) days following the completion of the applicable Trading Period (the “Corporation Conversion Period”), along with (1) the effective Conversion Date of the Corporation Conversion Right which such Conversion Date shall be no sooner than fifteen (15) Trading Days following the completion of the applicable Trading Period, (2) the applicable Conversion Price and (3) the number of shares of Class A Common Stock into which the Holder’s Series A Preferred Stock is to be converted (the “Corporation Conversion Notice”). Upon delivery to a Holder of (x) a certificate evidencing the number of shares of Class A Common Stock set forth in the Corporation Conversion Notice, (y) evidence of such conversion in book entry form through electronic delivery to the Holder’s account at DTC or a similar organization or (z) a book entry credit on the direct registration system of the Corporation’s transfer agent, in each case where the legends set forth in Section 12(a)(i) below are affixed or recorded in any such book entry, except to the extent such shares of Class A Common Stock may be issued free of restrictive legends pursuant to Section 12(a)(ii) below, the Holder’s Series A Preferred Stock shall be automatically cancelled and shall thereafter cease to represent any entitlement or equity interest in the Corporation. If the Corporation does not exercise a Corporation Conversion Right during the Corporation Conversion Period, then the restrictions provided for in this Section 7(c) shall again become effective, and no Corporation Conversion Right may be exercised unless and until the VWAP per share of Class A Common Stock is again

-14- at least equal to one hundred fifty percent (150%) of the Conversion Price (as such Conversion Price may be adjusted pursuant to the provisions of Section 8) on each of at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days. (d) Beneficial Ownership Limitation. Notwithstanding anything in this Certificate of Designations to the contrary, no Holder shall have the right to acquire or be issued shares of Class A Common Stock, whether pursuant to a purchase, dividend, conversion, issuance or otherwise, and the Corporation shall not effect any conversion of the Series A Preferred Stock, whether pursuant to a Notice of Conversion or Corporation Conversion Notice, or otherwise issue shares of Class A Common Stock to a Holder, in each case to the extent that after giving effect to such purchase, dividend, conversion or issuance, the Beneficial Ownership of the Holder (together with the Holder’s Affiliates and any other Persons whose Beneficial Ownership of Class A Common Stock would be aggregated with the Holder’s Beneficial Ownership for purposes of Section 13(d) of the Exchange Act) would exceed the Ownership Cap. In the event the issuance of Class A Common Stock pursuant to Section 7(b) or Section 7(c) above would cause a Holder’s Beneficial Ownership to exceed the Ownership Cap, then: (i) first, the Corporation shall issue to the Holder, pursuant to Section 7(b) or, in the event the Corporation elects to exercise the Corporation Conversion Right, Section 7(c), a number of shares of Class A Common Stock, rounded up to the nearest whole number, that would cause such Holder’s Beneficial Ownership to equal, but not exceed, the Ownership Cap; and (ii) second, the Corporation shall issue to the Holder shares of Non-Voting Class C Common Stock in an amount equal to (x) the number of shares of Class A Common Stock to be issued pursuant to the Notice of Conversion delivered pursuant to Section 7(b) or, in the event the Corporation elects to exercise the Corporation Conversion Right, pursuant to the Corporation Conversion Notice pursuant to Section 7(c) (but for the operation of the Ownership Cap), less the number of shares of Class A Common Stock issued to such Holder pursuant to Section 7(d)(i) (the “Excess Conversion Shares”). To the extent that the limitation contained in this Section 7(d) applies, the determination of whether the issuance of Class A Common Stock in connection with a conversion would cause a Holder’s Beneficial Ownership to exceed the Ownership Cap and the number of shares of Class A Common Stock, if any, that may be issued (taking into account (i) the rules and regulations of Nasdaq and (ii) other securities owned by such Holder, its Affiliates and any other Persons whose beneficial ownership of Class A Common Stock would be aggregated with the Holder’s Beneficial Ownership for purposes of Section 13(d), as applicable) shall be calculated by the Corporation and such calculation shall be shared with the Holder; provided, that the Corporation shall be permitted to rely on all information provided by the Holder, and the Corporation shall have no obligation to verify or confirm the accuracy of such information. In addition, group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. (e) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will reserve and keep available out of its authorized and unissued shares of Class A Common Stock and Non-Voting Class C Common Stock solely for the purpose of issuance upon

-15- conversion of the Series A Preferred Stock, not less than such number of shares of the Class A Common Stock or Non-Voting Class C Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 8) upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Class A Common Stock and Non-Voting Class C Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, and nonassessable. Section 8. Certain Adjustments and Other Rights. (a) General. The Conversion Price will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Corporation shall not make any adjustment to the Conversion Price to the extent the Series A Preferred Stock participates on an as-converted basis with respect to any dividend, distribution, issuance or other payment set forth in this Section 8 or if Holders of the Series A Preferred Stock otherwise participate, at the same time and upon the same terms as holders of Class A Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in this Section 8(a), without having to convert their Series A Preferred Stock, as if they held a number of shares of Class A Common Stock equal to the number of shares of Class A Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible pursuant to Section 7(b) or Section 7(c) (determined without regard to any of the limitations on convertibility contained therein): (i) The issuance of Class A Common Stock as a dividend, or distribution to all or substantially all holders of Class A Common Stock, or a subdivision or combination of Class A Common Stock or a reclassification of Class A Common Stock into a greater or lesser number of shares of Class A Common Stock, in which event the Conversion Price shall be adjusted based on the following formula: CP1 = CP0 × (OS0 / OS1) where: CP1 = the new Conversion Price in effect immediately after the close of business on (i) the record date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification; CP0 = the Conversion Price in effect immediately prior to the close of business on (i) the record date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification; OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on (i) the record date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification, in each case without giving effect to such dividend, distribution, subdivision, combination or reclassification, as applicable; and

-16- OS1 = the number of shares of Class A Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such dividend, distribution, subdivision, combination or reclassification, as applicable. Any adjustment made pursuant to this Section 8(a)(i) shall be effective immediately after the close of business on the record date for such dividend or distribution, or on the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Price shall be readjusted, effective as of the date the Board irrevocably announces that such event shall not occur, to the Conversion Price that would then be in effect if such event had not been declared. (ii) The dividend, distribution or other issuance to all or substantially all holders of Class A Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan), options or warrants (including convertible securities) entitling them to subscribe for or purchase shares of Class A Common Stock at a price per share that is less than the Closing Price as of the Trading Day immediately preceding the Ex-Dividend Date for such issuance, in which event the Conversion Price shall be adjusted based on the following formula: CP1 = CP0 × [(OS0 + X) / (OS0 + Y)] where: CP1 = the new Conversion Price in effect immediately after the close of business on the record date for such dividend, distribution or issuance; CP0 = the Conversion Price in effect immediately prior to the close of business on the record date for such dividend, distribution or issuance; OS0 = the number of shares of Class A Common Stock outstanding immediately prior to the close of business on the record date for such dividend, distribution or issuance; X = the number of shares of Class A Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Closing Price as of the Trading Day immediately preceding the Ex-Dividend Date for such dividend, distribution or issuance; and Y = the total number of shares of Class A Common Stock issuable pursuant to such rights, options or warrants. For purposes of this Section 8(a)(ii), in determining whether any rights, options or warrants entitle the holders to purchase the Class A Common Stock at a price per share that is less than the Closing Price as of the Trading Day immediately preceding the Ex-Dividend Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof, as reasonably determined in good faith by the Board.

-17- Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the record date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Price that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Class A Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Class A Common Stock actually delivered. (iii) If the Corporation distributes shares of its Capital Stock, evidences of its indebtedness, other assets (including cash) or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities to all or substantially all holders of Class A Common Stock, excluding: (A) dividends or distributions as to which adjustment is required to be effected pursuant to Section 8(a)(i) or (ii) above; (B) rights issued to all holders of the Class A Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Class A Common Stock and the plan provides that the holders of shares of Series A Preferred Stock will receive such rights along with any Class A Common Stock received upon conversion of the Series A Preferred Stock; (C) dividends or distributions in which Series A Preferred Stock participates on an as-converted basis; and (D) Spin-Offs described below in this clause (iii), then the Conversion Price shall be decreased based on the following formula: CP1 = CP0 × SP0 – FMV SP0 where, CP1 = the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution; CP0 = the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

-18- SP0 = the average of the Closing Prices of the Class A Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and FMV = the fair market value (as determined by the Board in good faith) of the shares of Capital Stock, evidences of indebtedness, securities, assets (including cash) or property distributed with respect to each outstanding share of the Class A Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution. Any decrease made under the portion of this clause (iii) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each Holder of shares of Series A Preferred Stock shall receive at the same time and upon the same terms as holders of shares of Class A Common Stock without having to convert its Series A Preferred Stock, the amount and kind of the Capital Stock, evidences of the Corporation’s indebtedness, other assets (including cash) or property of the Corporation or rights, options or warrants to acquire its Capital Stock or other securities of the Corporation that such Holder would have received as if such Holder owned a number of shares of Class A Common Stock into which the share of Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Closing Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution. With respect to an adjustment pursuant to this clause (iii) where there has been a payment of a dividend or other distribution on the Class A Common Stock in shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”), the Conversion Price shall be decreased based on the following formula: CP1 = CP0 × MP0 FMV + MP0 where, CP1 = Conversion Price in effect immediately after the end of the Valuation Period;

-19- CP0 = the Conversion Price in effect immediately prior to the end of the Valuation Period; FMV = the average of the Closing Prices of the Equity Securities or similar equity interest distributed to holders of the Class A Common Stock applicable to one share of the Class A Common Stock (determined by reference to the definition of Closing Price as set forth as if references therein to Class A Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and MP0 = the average of the Closing Prices of the Class A Common Stock over the Valuation Period. Any adjustment to the Conversion Price under the preceding paragraph of this clause (iii) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period. Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the VWAP of the Class A Common Stock over the Valuation Period, in lieu of the foregoing decrease, each Holder of shares of Series A Preferred Stock shall receive at the same time and upon the same terms as holders of shares of Class A Common Stock without having to convert its shares of Series A Preferred Stock, the amount and kind of Capital Stock or similar equity interest that such Holder would have received as if such Holder owned a number of shares of Class A Common Stock into which the Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. (iv) If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Class A Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Class A Common Stock exceeds the average of the Closing Prices of the Class A Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula: CP1 = CP0 × SP1 × OS0 AC + ( SP1 × OS1 )

-20- where, CP1 = the Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; CP0 = the Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date; AC = the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer; SP1 = the average of the Closing Prices of the Class A Common Stock of over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day next succeeding the Expiration Date; OS1 = the number of shares of the Class A Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and OS0 = the number of shares of the Class A Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer). Provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 8(a)(iv). The adjustment to the Conversion Price pursuant to this Section 8(a)(iv) will be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any share of Series A Preferred Stock to be converted occurs on or during the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period. (v) If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Class A Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Fundamental Change (without limiting the rights of the Holders of Series A Preferred Stock with respect to any Fundamental Change) (a “Reorganization Event”), then, subject to Section 6 and, unless otherwise provided in Section 11, following any such Reorganization Event, each share of Series A Preferred Stock shall remain outstanding and

-21- be convertible into the number, kind and amount of securities, cash or other property which a Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Class A Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8(a)(v) set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 8(a)(v) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. Without limiting the Corporation’s obligations with respect to a Fundamental Change, the Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each share of Series A Preferred Stock is expected to be convertible into under this Section 8(a)(v). Failure to deliver such notice shall not affect the operation of this Section 8(a)(v). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event. (vi) To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will receive, in addition to any Class A Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Class A Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Class A Common Stock, shares of Capital Stock, evidences of indebtedness, securities, assets or property as described in clause (iii) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. (b) Adjustment Upon Make-Whole Fundamental Change. (i) If the Event Effective Date of a Make-Whole Fundamental Change occurs at any time prior to the fifth anniversary of the Original Issue Date and a Holder of shares of Series A Preferred Stock elects to convert any or all of its shares of Series A Preferred Stock in connection with such Make-Whole Fundamental Change, the Corporation shall, in addition to the shares of Common Stock otherwise issuable upon conversion of such

-22- shares of Series A Preferred Stock, issue an additional number of shares of Common Stock (the “Additional Shares”) upon surrender of such shares of Series A Preferred Stock for conversion as described in this Section 8(b). A conversion of shares of Series A Preferred Stock shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Corporation during the period from the open of business on the Event Effective Date of the Make- Whole Fundamental Change to the date that is twenty (20) Trading Days following the Event Effective Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Event Effective Date of such Make- Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”). (ii) The number of Additional Shares, if any, issuable in connection with a Make-Whole Fundamental Change shall be determined by reference to the table below, based on: (A) the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Event Effective Date”) and (B) the price paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change, as described in the succeeding paragraph (the “Stock Price”). If the holders of the Common Stock receive only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Closing Prices per share of the Class A Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Event Effective Date of the Make-Whole Fundamental Change. The Board shall make appropriate adjustments to the Stock Price, in its reasonable and good faith determination, to account for any adjustment to the Conversion Price that becomes effective, or any event requiring an adjustment to the Conversion Price where the Ex-Dividend Date, effective date or expiration date of the event occurs during such five Trading Day period. (i) The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Price is otherwise adjusted. The adjusted Stock Prices shall equal (A) the Stock Prices applicable immediately prior to such adjustment, multiplied by (B) a fraction, the numerator of which is the Conversion Price immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Price as so adjusted. The Additional Shares issuable upon conversion set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Price as set forth in this Section 8 (b).

(ii) The following table sets forth the number of Additional Shares issuable upon conversion of Series A Preferred Stock pursuant to this Section 8(b) for each Stock Price and Event Effective Date set forth below:

Year	5.82	6.00	6.25	7.25	8.70	10.50	12.50	15.00	20.00	30.00	50.00	100.00	200.00
0	56.8746	54.6383	51.7856	42.6814	33.7770	26.6352	21.4248	17.0773	11.8950	6.9520	3.1876	0.6764	0.0000
1	56.8746	52.7500	49.7504	40.3090	31.3195	24.3371	19.3928	15.3707	10.6845	6.2857	2.9342	0.6492	0.0000
2	56.8746	50.1017	46.8720	36.8897	27.7460	20.9933	16.4464	12.9033	8.9320	5.2923	2.5166	0.5799	0.0000
3	56.8746	47.3333	43.6576	32.5517	22.9391	16.4286	12.4472	9.5933	6.6060	3.9527	1.9168	0.4609	0.0000
4	56.8746	45.7467	41.0944	27.2731	16.2540	10.0352	7.0400	5.2847	3.6530	2.2207	1.0998	0.2777	0.0000
5	56.8746	45.7467	41.0944	22.9848	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact Stock Price or Event Effective Date may not be set forth in the table above, in which case:

(C) if the Stock Price is between two Stock Prices in the table or the Event Effective Date is between two Event Effective Dates in the table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Event Effective Dates in the table above, as applicable, based on a 365- or 366-day year, as the case may be;

(D) if the Stock Price is greater than $200 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued; and

(E) if the Stock Price is less than $5.82 per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above), no Additional Shares shall be issued.

(iii) Nothing in this Section 8(b) shall prevent any other adjustment to the Conversion Price pursuant to this Section 8(b) in respect of a Make-Whole Fundamental Change.

(iv) Upon the occurrence of an Event Effective Date with respect to any Make-Whole Fundamental Change, the Corporation shall notify holders of Series A Preferred Stock in writing of the Event Effective Date of any Make-Whole Fundamental Change and the current Conversion Price of the Series A Preferred Stock.

(c) Calculations. All calculations under this Section 8 shall be made to the nearest cent or the nearest 1/1,000th of a share, as the case may be. The number of shares of Class A Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation. For purposes of this Section 8, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Class A Common Stock (excluding treasury shares, if any) actually issued

-23-

-24- and outstanding. Notwithstanding anything to the contrary, in no case will any adjustment be made if it would result in an increase to the then effective Conversion Price. (d) Condition. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8, the Corporation shall take any action which may be necessary, including obtaining regulatory or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Class A Common Stock that the Holder is entitled to receive upon exercise of the Series A Preferred Stock pursuant to this Section 8. (e) Successive Adjustments. Any adjustments pursuant to this Section 8 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Class A Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Class A Common Stock. (f) No Adjustment. Except as otherwise provided in this Section 8, the Conversion Price will not be adjusted for the issuance of Class A Common Stock or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Class A Common Stock. For the avoidance of doubt, no adjustment to the Conversion Price will be made: (i) upon the issuance of any shares of Class A Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Class A Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Corporation bears the ordinary costs of administration and operation of the plan, including brokerage commissions; (ii) upon the issuance of any shares of Class A Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs; (iii) upon the issuance of any shares of Class A Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series A Preferred Stock; or (iv) for a change in the par value of the Class A Common Stock. (g) Notice. Whenever the Conversion Price is adjusted as provided under this Section 8, the Corporation shall, within ten (10) Business Days following the occurrence of an event that requires such adjustment, compute the adjusted Conversion Price in accordance with this Section 8 and provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Price was determined and setting forth such applicable adjusted Conversion Price.

-25- Section 9. Redemption. (a) Put Right. At any time following the thirtieth (30th) anniversary of the Original Issue Date (the “Redemption Restriction Period”), upon the request of any Holder, the Corporation shall redeem (unless otherwise prevented by law) any portion of such Holder’s Beneficially Owned Series A Preferred Stock for an amount per share in cash equal to the Liquidation Preference calculated as of the Redemption Date (the “Redemption Price”). (b) Call Right. At any time following the Redemption Restriction Period, at the Corporation’s election, the Corporation may redeem in full but not in part (unless otherwise prevented by law) all of the Series A Preferred Stock for an amount per share in cash equal to the Redemption Price. Notice of any redemption pursuant to the foregoing sentence (a “Redemption Notice”) shall be given by electronic mail or otherwise addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such Redemption Notice shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any Redemption Notice delivered by mail shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock. Notwithstanding the foregoing, if the Series A Preferred Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through DTC or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each such notice given to a Holder shall state: (1) the Redemption Date; (2) the Redemption Price; and (3) that dividends will cease to accrue on the Redemption Date. (c) Redemption Mechanics. (i) With respect to redemptions pursuant to Section 9(a) or Section 9(b), the Corporation shall determine the redemption date (the “Redemption Date”); provided, however, that such date must be no more than thirty 30 days following delivery of the Redemption Notice. Upon the Redemption Date, the Corporation shall promptly pay the Holders the Redemption Price. (ii) Prior to a Redemption Date pursuant to Section 9(a) or Section 9(b), the Corporation shall deposit all funds necessary for payment of the aggregate Redemption Price of all shares of Series A Preferred Stock not yet redeemed or converted with a bank or trust corporation, separate and apart from its other assets, having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective Holders, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective Holders upon the Redemption Date. As of the Redemption Date, the shares shall be redeemed and shall be deemed to be no longer outstanding, and the Holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon the Redemption Date. Such instructions shall also provide that any moneys

-26- deposited by the Corporation pursuant to this Section 9(c) for the redemption of shares converted into shares of Class A Common Stock pursuant to this Certificate of Designations subsequent to the deposit, shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 9(c) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall thereafter be returned to the Corporation upon its request. (iii) If the assets of the Corporation legally available or available without breach of any credit agreement to which the Corporation is then a party (after taking into account all available payment baskets under such agreement) for redemption are insufficient to pay the Holders of outstanding shares of Series A Preferred Stock the full amounts to which they are entitled, such Holders shall share ratably according to the respective amounts which would be payable in respect of such shares to be redeemed by the Holders thereof, if all amounts payable on or with respect to such shares were paid in full and, following the Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining shares, the Corporation shall use such assets to pay the remaining balance of the aggregate Redemption Price, as applicable. (iv) If, on any Redemption Date, all of the shares elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire applicable Redemption Price then, until such shares are fully redeemed and the aggregate Redemption Price is paid in full, all of the unredeemed shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4; provided that the applicable Dividend Rate on all of the unredeemed shares shall automatically increase by 2.00% per annum on (and effective as of) the applicable Redemption Date and shall continue to be 15% per annum until such time as the full Redemption Price, as applicable, has been paid in full in respect of all shares to be redeemed. Section 10. Transfer Restrictions. Each Holder shall be subject to Article III of the Investor Rights Agreement. Section 11. Change of Control. (a) In connection with a Change of Control pursuant to which the holders of Class A Common Stock are entitled to receive consideration in cash, securities or other assets with respect to, or in exchange for, shares of Class A Common Stock, at the Holder’s election and effective as of immediately prior to the Change of Control, (i) the shares of Series A Preferred Stock shall be deemed to have been converted in full into shares of Class A Common Stock at a price per share equal to the Conversion Price and each Holder shall be entitled to receive on the effective date of such Change of Control (the “Change of Control Effective Date”), for each share of Class A Common Stock deemed to have been acquired in such conversion, the Change of Control Consideration (as defined below) or (ii) such Holder shall be entitled to receive, before any distribution or payment of the Change of Control Consideration may be made to or set aside for the holders of any Junior Securities, an amount in cash for each share of then outstanding Series

-27- A Preferred Stock held by such Holder equal to the Liquidation Preference as of the Business Day immediately preceding the date of such Change of Control Effective Date. At such time as the Corporation has paid the Change of Control Consideration or Liquidation Preference, as the case may be, or deposited an amount equal to the Change of Control Consideration or Liquidation Preference, as the case may be, in respect of a share of Series A Preferred Stock with its transfer agent, such share of Series A Preferred Stock shall be automatically cancelled and shall thereafter cease to represent any entitlement or equity interest in the Corporation. (b) On or before the twentieth (20th) Business Day prior to the Change of Control Effective Date (or, if later, promptly after the Corporation discovers that a Change of Control has occurred or may occur), a written notice (the “Change of Control Notice”) shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation, which notice shall contain (i) the anticipated Change of Control Effective Date, or date on which the Change of Control has occurred, (ii) the calculation of the consideration that would be payable to such Holder on the Change of Control Effective Date (provided that in no event shall such consideration on a per share basis be less than, or in a different form than, the consideration that would be payable to any holder of Class A Common Stock on a per share basis) (the “Change of Control Consideration”), (iii) the calculation of the Liquidation Preference that would be payable to such Holder on the Change of Control Effective Date, and (iv) the instructions a Holder must follow to receive the Change of Control Consideration or Liquidation Preference, as the case may be, in connection with such Change of Control. (c) Contemporaneously with the closing of any Change of Control, the Corporation shall deliver or cause to be delivered to the Holder the amount of such Holder’s Change of Control Consideration or Liquidation Preference, as the case may be. (d) Until a share of Series A Preferred Stock is cancelled by the payment or deposit in full of the applicable Change of Control Consideration or Liquidation Preference, as the case may be, as provided in this Section 11, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein and nothing in this Section 11 shall limit a Holder’s right to deliver a Notice of Conversion and exercise its right to convert prior to the Change of Control Effective Date, to the extent otherwise permissible in accordance with this Agreement; provided, that no such shares of Series A Preferred Stock may be converted into shares of Class A Common Stock following the Change of Control Effective Date. (e) With respect to any share of Series A Preferred Stock to be converted or otherwise liquidated at the Holder’s election pursuant to this Section 11 for which the Corporation has paid the Change of Control Consideration or Liquidation Preference, as the case may be, or deposited an amount equal to the Change of Control Consideration or Liquidation Preference, as the case may be, in respect of such share with its transfer agent, (i) dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate other than the rights of the Holder thereof to receive the Change of Control Consideration or Liquidation Preference, as the case may be, therefor. (f) Notwithstanding anything to the contrary contained in this Section 11, in the event of a Change of Control, the Corporation shall only pay the Change of Control

-28- Consideration or Liquidation Preference, as the case may be, required above after paying in full in cash all obligations of the Corporation and its Subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the Change of Control. Section 12. Miscellaneous. (a) Legends on Shares of Class A Common Stock; Compliance with Securities Laws. (i) (A) Each share of Class A Common Stock issued pursuant to this Certificate of Designations shall be in book-entry form, and the Holder’s ownership thereof shall be appropriately evidenced in the stock register of the Corporation, which stock register entry and receipt given to the Holder in respect of any such shares of Class A Common Stock shall contain the following notation of restrictions: “THE SHARES AND OTHER SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL OR OTHER EVIDENCE OF COMPLIANCE WITH THE ACT SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER SAID ACT IS NOT REQUIRED.” In addition, such legend or notation shall include the following language: “THE SHARES AND CERTAIN OTHER SECURITIES OF ALTI GLOBAL, INC. (THE “COMPANY”) ARE SUBJECT TO THE INVESTOR RIGHTS AGREEMENT AMONG THE COMPANY AND THE OTHER PARTIES THERETO, DATED AS OF JULY 31, 2024, AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME. THE INVESTOR RIGHTS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE INVESTOR RIGHTS AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT OR OTHER DISPOSITION OF THE SHARES OR OTHER SECURITIES OF THE COMPANY, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT. THE HOLDERS OF SHARES AND OTHER

-29- SECURITIES AGREE TO BE BOUND BY ALL THE PROVISIONS OF SUCH INVESTOR RIGHTS AGREEMENT.” (ii) The Holders agree that they will, if requested by the Corporation, deliver at their expense to the Corporation an opinion of reputable U.S. counsel selected by the Holder and reasonably acceptable to the Corporation, in form and substance reasonably satisfactory to the Corporation, that any transfer of such shares of Class A Common Stock made, other than in connection with an offering registered under the Securities Act by the Corporation or pursuant to Rule 144 under the Securities Act, does not require registration under the Securities Act. At such time as such shares of Class A Common Stock may be freely sold pursuant to an effective registration statement covering the resale of the shares of Class A Common Stock and naming the Holder as a selling stockholder thereunder or the shares of Class A Common Stock are freely transferable without volume and manner of sale restrictions pursuant to Rule 144 under the Securities Act, the Corporation agrees that it will promptly after the later of the delivery of an opinion of reputable U.S. counsel selected by the Holders and reasonably acceptable to the Corporation, in form and substance reasonably satisfactory to the Corporation, deliver or cause to be delivered to the Holder a replacement stock certificate or certificates representing such shares of Class A Common Stock that is free from the legend set forth in clause (i) above (or in the case of uncertificated shares of Class A Common Stock, free of any notation in book-entry or other arrangement). (iii) The Holder understands that the Series A Preferred Stock and shares of Class A Common Stock issued pursuant to this Certificate of Designation are characterized as “restricted securities” under the federal securities laws as they are being acquired from the Corporation in a transaction not involving a public offering and that under such laws and applicable regulations the Series A Preferred Stock and shares of Class A Common Stock may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Holder represents and covenants that the Series A Preferred Stock has been purchased for investment only and not with a view to distribute or resale, and may not be sold, pledged, hypothecated or otherwise transferred unless the Series A Preferred Stock or the shares of the Class A Common Stock issued pursuant to this Certificate of Designations are registered under the Securities Act, any other applicable securities law, or the Corporation has received an opinion of counsel satisfactory to it that registration is not required. (b) Uncertificated Shares. The Corporation shall issue the Series A Preferred Stock in uncertificated form. If DTC discontinues providing its services as securities depositary with respect to the shares of Series A Preferred Stock, or if DTC ceases to be registered as a clearing agency under the Exchange Act, in the event that a successor securities depositary is not obtained within ninety (90) days, the Corporation will either print and deliver certificates for the shares of Series A Preferred Stock or provide for the direct registration of the Series A Preferred Stock with the transfer agent for the Series A Preferred Stock.

-30- (c) Maturity. The Series A Preferred Stock will be issued as perpetual securities with no fixed maturity date and except as set forth in Section 9, the Holders will not have any rights to require the Corporation to redeem, repurchase or retire the Series A Preferred Stock at any time. (d) Fractional Shares. The Corporation shall not be required to deliver fractional shares of Class A Common Stock to the Holders whether pursuant to any dividend, conversion or otherwise. In the Corporation’s sole discretion, the number of shares of Class A Common Stock or other Capital Stock of the Corporation to be issued upon payment of a Declared Dividend or conversion of the Series A Preferred Stock shall be rounded down to the nearest whole share and in lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Class A Common Stock multiplied by the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the applicable Conversion Date, Dividend Payment Date or other applicable date of determination. (e) Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock, shares of Non-Voting Class C Common Stock, shares of Class A Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities, if any. However, in the case of conversion of Series A Preferred Stock, the Corporation shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Non-Voting Class C Common Stock, shares of Class A Common Stock or other securities to a Beneficial Owner other than the Beneficial Owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. If any applicable law requires the deduction or withholding of any tax from any payment or deemed dividend to a Holder on its Preferred Stock, the Corporation or an applicable withholding agent may deduct and withhold on cash dividends, shares of Non-Voting Class C Common Stock, shares of Class A Common Stock or sale proceeds paid, subsequently paid or credited with respect to such Holder or his successors and assigns as they deem necessary to meet their withholding obligations, and, to the extent the applicable Holder has not contributed to the Corporation an amount in cash equal to the full amount of any such withholding as provided for in this Section 12(e), may sell all or a portion of such withheld Non-Voting Class C Common Stock or Class A Common Stock by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges. The Corporation and the Holders shall use commercially reasonable efforts to cooperate with such other person to reduce or eliminate (including by obtaining a refund of) such deduction or withholding. Upon reasonable request in writing by the Corporation, the Holders shall provide the Corporation (and any applicable withholding agent) with any relevant tax forms, including an IRS Form W-9 or an applicable IRS Form W-8. To the extent that the Corporation is required to pay a taxing authority any amounts deducted or withheld in respect of the Preferred Stock, the Non-Voting Class C Common Stock, or the Class A Common Stock other than in respect of a cash payment being made on the Preferred Stock, the Non-Voting Class C Common Stock, or the Class A Common Stock pursuant to this agreement from which taxes may be deducted or

-31- withheld, the applicable Holder in respect of whom such withholding is required to be made shall timely contribute to the Corporation an amount in cash equal to the full amount of any such withholding taxes required to be paid before the date such taxes are required to be remitted to the relevant taxing authority. To the extent any amounts are deducted or withheld and paid over to the appropriate taxing authority pursuant to this Section 12(e), such amounts shall be treated for all purposes of this agreement as having been distributed to the Holders in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary contained in this Section 12(d), unless there has been a change in applicable law after the date of this Certificate of Designations or a “determination” (as defined in Section 1313(a) of the U.S. Internal Revenue Code, as amended (the “Code”)) to the contrary, (i) it is intended that the Series A Preferred Stock shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code and the Treasury Regulations issued thereunder and (ii) no Holder shall be required to include in income as a dividend (including any deemed dividend) for U.S. federal income tax purposes any income or gain in respect of the Series A Preferred Stock unless and until dividends are declared and paid in cash in respect of such Series A Preferred Stock; provided, that if the Corporation or an applicable withholding agent deducts or withholds from any payment or deemed dividend to a Holder as a result of treating the Series A Preferred Stock as “preferred stock” for purposes of Section 305 of the Code, the sum payable by the Corporation or an applicable withholding agent shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 12(e)), the applicable Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made. (f) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, sent by a nationally recognized overnight courier service, addressed to the Corporation, at 520 Madison Ave., 26th Floor, New York, New York 10022, Attention: General Counsel or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 12(f). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, sent by a nationally recognized overnight courier service addressed to each Holder at the address of such Holder appearing on the books of the Corporation, or if no such address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earlier of (i) the second (2nd) Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (ii) upon actual receipt by the party to whom such notice is required to be given. (g) Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Corporation’s transfer agent may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary. (h) Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Series A Preferred Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series A Preferred Stock so converted,

-32- redeemed, repurchased or acquired shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such conversion, redemption, repurchase or acquisition. Any share of Series A Preferred Stock so converted, redeemed, repurchased or acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Series A Preferred Stock. (i) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. (j) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof. (k) Severability. The provisions of this Certificate of Designations shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Certificate of Designations, or the application thereof to any Person or any circumstance, is found by a court or other governmental authority of competent jurisdiction to be invalid or unenforceable, the remainder of this Certificate of Designations and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. If any provision of this Certificate of Designations is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable. (l) Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

[Signature Page to Certificate of Designation (Series A Preferred)] IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer this 31st day of July, 2024. ALTI GLOBAL, INC. By: /s/ Michael Tiedemann _________________ Name: Michael Tiedemann Title: CEO

Annex A ANNEX A NOTICE OF CONVERSION (TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK) The undersigned hereby elects to convert the number of shares of Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) indicated below, into shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of AlTi Global, Inc., a Delaware corporation (the “Corporation”), according to the conditions set forth in the Certificate of Designations of the Series A Preferred Stock, as of the date written below. The undersigned hereby acknowledges that all applicable shares shall be issued in the name of the applicable record holder of such Series A Preferred Stock as it appears in the shareholder records of the Corporation. The undersigned will pay all transfer taxes payable with respect to a conversion and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. Conversion calculations: Date to Effect Conversion: Number of shares of Class A Common Stock owned prior to Conversion: Number of shares of Series A Preferred Stock to be Converted: Value of shares of Series A Preferred Stock to be Converted: Number of shares of Class A Common Stock to be Issued: Certificate Number of Series A Preferred Stock attached hereto: Number of Shares of Series A Preferred Stock represented by attached certificate: Number of shares of Series A Preferred Stock subsequent to Conversion: [HOLDER] By: ____________________________________ Name: Title: